Exhibit 99.1

News Release

Contacts:

For Immediate Release	Neill Davis, Men’s Wearhouse
(281) 776-7000
Ken Dennard, DRG&L
(713) 529-6600
DOUG EWERT BECOMES CEO OF MEN’S WEARHOUSE
HOUSTON – June 15, 2011 — Men’s Wearhouse (NYSE: MW), a leading specialty retailer of men’s apparel, announced today at the Company’s Annual Shareholder Meeting, that Douglas S. Ewert became president and chief executive officer, succeeding George Zimmer as chief executive officer. Also at the meeting, the Company’s shareholders elected Ewert to the board of directors.
As previously announced, Zimmer will continue as executive chairman of the board of directors.
Zimmer stated, “I am excited to turn over the day-to-day reins of Men’s Wearhouse to Doug. I know he has the same passion for this company and its people as I do. With him leading our efforts, we will continue to provide the highest level of service to our customers and our unique culture will thrive.”
Ewert concluded, “I would like to thank George for his guidance. Over the years, he has mentored me and helped me prepare for this day. I know I have big shoes to fill, yet I step into them knowing I am leading a world-class organization.”
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,187 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. The website for K&G is www.kgstores.com. The website for Moores is www.mooresclothing.com. The website for Dimensions is www.dimensions.co.uk, the website for Alexandra is www.alexandra.co.uk and the website for TwinHill is www.twinhill.com.
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